Exhibit 99.1


AMNIS SYSTEMS (FORMERLY OPTIVISION) SECURES FINANCING COMMITMENT FOR UP TO $2.5M

Amnis receives first stage of funding

PALO ALTO, CALIFORNIA - JANUARY 7, 2002 - Amnis Systems Inc. (formerly Optivision, Inc.), a leading provider of networked streaming video products, announced today completion of a financing agreement for up to $2.5M of financing. The investment is being made by Bristol Investment Fund, Ltd.

"We are excited by the long term opportunity of Amnis in the network video market for surveillance and distance learning applications," said Paul Kessler, Principal of Bristol DLP, LLC, the investment manager to Bristol Investment Fund. " Bristol is committed to providing Amnis with growth capital in implementation of its long term strategy."

Amnis recently made an announcement regarding the increased market opportunity for video surveillance applications using Amnis products. Numerous government and defense contractors and agencies, including Northrop Grumman, Raytheon, Maritime Applied Physics, Boeing, General Dynamics, and SAIC are working with Amnis Systems to implement network based solutions for the US Navy, Army, Air Force, Coast Guard, Veteran's Affairs and Social Security Administration, to name a few. Applications in use include ship surveillance for monitoring of digital images over a network, transmission of high-quality video from un-manned aircraft, conducting high-quality surveillance on mobile platforms, agency employee training without travel, and even distributing video for expediting crucial approval processes.

About Amnis Systems Inc. (formerly Optivision, Inc.) Amnis Systems Inc. (OTCBB:
AMNM) is the dominant market leader in the networked streaming video market. The company develops, manufactures and delivers MPEG network video products for high-quality video creation, management and distribution worldwide both directly and through leading industry partners. Based in Palo Alto, California, Amnis products are used in diverse applications such as distance learning, corporate training, video courier services, telemedicine, surveillance and visual collaboration. For more information about Amnis Systems Inc., visit www.amnisinc.com or visit www.optivision.com, or phone 1-800-239-0600.

'Safe Harbor' statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements based on currently available information which management has assessed but which is dynamic and subject to rapid change due to risks and uncertainties that affect our business, including, but not limited to, the impact of competitive products and pricing, limited visibility into future product demand, slower economic growth generally, new product development, fluctuations in operating results and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.


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